Exhibit 99.1

Quarterly Earnings and
Supplemental Financial Disclosure

Quarter Ended
March 31, 2014
(Unaudited)

Investor Relations

Chad C. Braun	Mary Trupia
Chief Financial Officer/Chief Operating Officer	Vice President - Investor Services
(713) 860-4924	(713) 860-4935
cbraun@amreit.com	mtrupia@amreit.com

8 Greenway Plaza, Suite 1000
Houston, TX 77046

Table of Contents	Page #
Safe Harbor and Risk Factors	3
Corporate Profile	3
Press Release	4
Consolidated Balance Sheets	9
Consolidated Statements of Operations	10

Summary of Operating Results
Funds from operations	11
Core funds from operations	11
Adjusted funds from operations	11
Same-store property analysis	13
Summary of capital expenditures	14
Rental income from operating leases	14
Advisory services income – related party	14

Capitalization Data
Equity capitalization	15
Debt capitalization	15
Debt statistics	15
Outstanding debt and terms	16
Interest expense detail	17

Wholly Owned Property and Tenant Information
Property table	18
Redevelopment table	20
Top 25 tenants	22
Retail leasing summary for comparable leases	23
Lease expiration table	24
Lease distribution table	24

Significant Investments	25
Reconciliation of Income from Advised funds to NOI from Advised Funds	25
Definitions	26

Safe Harbor and Risk Factors:

          This Supplemental Financial Information package contains forward-looking statements within the meaning of the federal securities laws, including statements related to full year 2014 Core FFO and FFO financial projections stated herein. These forward-looking statements are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases, which are predictions of or indicate future events or trends and which do not relate solely to historical matters. Many factors may materially affect the actual results, including demand for our properties, changes in rental and occupancy rates, changes in property operating costs, interest rate fluctuations, and changes in local and general economic conditions. While forward-looking statements reflect AmREIT’s good faith beliefs, assumptions and expectations, they are not guarantees of future performance. Furthermore, AmREIT disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could impact AmREIT’s future results, performance or transactions, see the section entitled “Risk Factors” in AmREIT’s Annual Report on Form 10-K for the year ended December 31, 2013, and other risks described in documents subsequently filed by AmREIT from time to time with the Securities and Exchange Commission.

          This Supplemental Financial Information package contains historical information of the Company and is intended to supplement the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014. All financial information in this Supplemental Financial Information package is shown in thousands, except for per share data and share information.

Corporate Profile:

          We are a full service, vertically integrated and self-administered REIT that owns, operates, acquires and selectively develops and redevelops primarily neighborhood and community shopping centers located in high-traffic, densely populated, affluent areas with high barriers to entry, which we refer to as Irreplaceable CornersTM. We seek to own properties in major cities in the United States that contain submarkets with characteristics comparable to our existing markets. Our shopping centers are often anchored by strong national and local retailers, including supermarket chains, drug stores and other necessity-based retailers. Our remaining tenants consist primarily of specialty retailers and local restaurants. We have elected to be taxed as a REIT for federal income tax purposes.

          Our current investment focus is predominantly concentrated in the affluent, high-growth submarkets of Houston, Dallas, San Antonio, Austin and Atlanta (collectively, our Core Markets), which represent five of the top population and job growth markets in the United States. We believe these metropolitan areas are compelling real estate markets given their favorable demographics, robust job growth and large and diverse economies. The primary economic drivers in these markets are transport and utilities (including energy), government (including defense), education and healthcare, professional and business services, and leisure and hospitality. We intend to continue to acquire additional properties within these Core Markets. Our targeted properties will include premier retail frontage locations in high-traffic, highly populated, affluent areas with high barriers to entry.

          As of March 31, 2014, our portfolio consisted of 32 wholly-owned properties with approximately 1.5 million square feet of GLA, which was 94.9% leased with a weighted average remaining lease term of 6.4 years. Our neighborhood and community shopping centers accounted for 92.4% of our ABR as of March 31, 2014, with our single-tenant retail properties accounting for the remaining 7.6% of our ABR. In addition to our portfolio, we manage an additional 16 properties with approximately 2.4 million square feet of GLA through our Advised Funds with an undepreciated book value of $505.9 million as of March 31, 2014.

Corporate Office:

8 Greenway Plaza, Suite 1000
Houston, Texas 77046
(800) 888-4400
(713) 850-0498 (fax)
www.amreit.com

FOR IMMEDIATE RELEASE

FOR INFORMATION CONTACT:
Chad C. Braun (cbraun@amreit.com)
AmREIT, (713) 850-1400

AmREIT REPORTS FIRST QUARTER RESULTS,
REITERATES 2014 GUIDANCE, AND DECLARES JUNE 2014 DIVIDEND

HOUSTON, April 29, 2014 – AmREIT, Inc. (NYSE:AMRE) (“AmREIT” or the “Company”) today announced financial results for the first quarter ended March 31, 2014, reiterated 2014 full year and quarterly guidance and declared dividends for the second quarter ending June 30, 2014.

First Quarter Highlights:

Financial Results
•

Core Funds from Operations (“Core FFO”) available to common stockholders for the first quarter of 2014 was $4.6 million, or $0.23 per share, compared to $4.3 million, or $0.27 per share, for the comparable period in 2013. Weighted average shares outstanding for the quarter ended March 31, 2014, were 19.6 million, compared to 16.1 million for the same period in 2013.

•

FFO available to common stockholders for the first quarter of 2014 was $4.6 million, or $0.23 per share, compared to $4.1 million, or $0.26 per share, for the comparable period in 2013. Included in FFO for the three months ended March 31, 2013, was $164,000 of acquisition costs related to the MacArthur Park joint venture with Goldman Sachs.

•

Net income available to common stockholders for the first quarter of 2014 was $1.2 million, or $0.06 per share, compared to $8.4 million, or $0.53 per share, for the same period in 2013. Included in net income for the three months ended March 31, 2013, was a $7.7 million gain related to the sale of MacArthur Park and Pads into the joint venture with Goldman Sachs.

FFO and Core FFO are non-GAAP supplemental earnings measures that AmREIT considers meaningful in measuring its operating performance. Further explanation and a reconciliation of FFO and Core FFO to net income are attached to this press release.

Portfolio Results
•

During the third quarter of 2013, AmREIT began the process of terminating leases or relocating tenants occupying a portion of its Uptown Park property known as the “Baker Site”, and its Courtyard at Post Oak property at Post Oak and San Felipe in Houston, in order to prepare those sites for vertical re-development. In the first quarter of 2014, excluding redevelopment properties (Uptown Park and Courtyard on Post Oak), same-store net operating income (“NOI”) increased 3.0% over the same period in the prior year. Including those two redevelopment properties, same-store NOI increased 2.3% over the same period in the prior year. While the Company’s same-store NOI growth rate in the short term has been negatively affected by redevelopments, AmREIT believes that the re-development of these sites will provide longer term, outsized same-store NOI growth. For example, the anticipated ground lease at the Uptown Park – Baker Site, if executed, would represent a 140% increase over the in-place NOI generated by the existing 12,200 square feet of inline retail space.

•

Portfolio occupancy as of March 31, 2014, was 94.2%, which was flat when compared to portfolio occupancy of 94.2% as of December 31, 2013. The Company has intentionally initiated vacancies at Courtyard on Post Oak and at the Uptown Park – Baker Site in preparation for their anticipated redevelopments. Excluding these redevelopments, portfolio occupancy was 95.0% as of March 31, 2014, compared to 95.1% as of December 31, 2013. On a leased basis, which includes leases that have been executed but where rent has not yet commenced, the portfolio was 94.9% leased as of March 31, 2014, as compared to 94.8% as of December 31, 2013. The Company anticipates rent commencement on these signed leases over the next 90 days.

•

During the first quarter of 2014, AmREIT signed 23 leases for 71,040 square feet of gross leasable area, including both new and renewal leases. Of these, 18 leases for 49,429 square feet were renewals or replacements of expiring leases that were deemed to be comparable leases. Cash leasing spreads, which is the new leasing rate per square foot compared to the expiring leasing rate per square foot on comparable leases, increased 11.4%. On a GAAP basis, which includes the effects of straight-line rent, leasing spreads increased 15.7%.

NOI and same-store NOI are non-GAAP supplemental earnings measures that AmREIT considers meaningful in measuring its operating performance. Further explanation and a reconciliation of NOI and same-store NOI to net income are attached to this press release.

Dividends
•

AmREIT also announced today that the Company’s Board of Directors has approved a regular quarterly cash dividend of $0.20 per share. The dividend will be paid on June 30, 2014 to all common stockholders of record at the close of business on June 20, 2014.

Redevelopment Initiatives
•

On April 9, 2014, AmREIT entered into an Omnibus Agreement with Crimson Real Estate Advisors, LP with respect to 1.118 acres on the northwest portion of the Uptown Park property, known as the “Baker Site”. Among other things, the Omnibus Agreement provides that the developer will execute a 99-year ground lease. In addition, the Omnibus Agreement indicates that AmREIT will acquire a 15% interest in the joint venture as a co-general partner in the anticipated 252-unit luxury multi-family project in exchange for a capital contribution of $4.8 million and provides AmREIT with a right of first offer to purchase the project. Crimson Real Estate Advisors, LP is an affiliate of the Patrinely Group and the anticipated limited partner equity for the project will be funded by USAA Real Estate Company. The Omnibus Agreement is subject to standard due diligence items.

•

AmREIT has engaged Holiday Fenoglio Fowler to lead the marketing initiative for a development partner at its Courtyard on Post Oak Property. The remaining lease at the property with Verizon Wireless is set to terminate in January 2015.

•

In February 2014, AmREIT was informed by Kroger, Inc. that Kroger had approved a 30,000 square foot expansion of its store at AmREIT’s Fountain Oaks property. AmREIT intends to expand the existing 60,000 square foot Kroger by 30,000 square feet to 90,000 square feet at a cost of approximately $7.5 million. AmREIT will receive an 8.25% return on the incremental capital and will receive a new 20-year lease with Kroger. Construction is expected to begin within the next 12 months.

“We look ahead to several very exciting opportunities to create value for our shareholders by partnering with world class developers in redeveloping some of our best located properties,” said Kerr Taylor, Chairman and Chief Executive Officer of AmREIT. “Our Omnibus Agreement with Dean Patrinely and USAA for the 250-unit luxury high rise Crimson at Uptown Park is the beginning of what could be a transformation of our Uptown Park property to one of the finest mixed use communities in Houston. At the same time, our terrific AmREIT team continues to deliver market leading growth in leasing spreads, solid occupancy and value creation opportunities like the Kroger expansion at Fountain Oaks. While this business is hard every year, I am more optimistic today than at any other time in our 29-year history,” Taylor stated.

2014 Full Year Guidance
•	Full year and quarterly 2014 Core FFO and FFO guidance per share remains as follows:

	Projected 2014 Range
	High	Low
2Q2014	$0.24	$0.23
3Q2014	0.26	0.25
4Q2014	0.34	0.33

Full Year Core FFO	$1.06	$1.02

2Q2014	$0.23	$0.22
3Q2014	0.24	0.23
4Q2014	0.33	0.32

Full Year FFO	$1.02	$0.98

Conference Call

AmREIT will hold its quarterly conference call to discuss the results of its first quarter 2014 on Wednesday, April 30, 2014, at 10:00 a.m. Central Standard Time (11:00 a.m. Eastern Standard Time). To participate in the quarterly conference call, please call 1-888-317-6016 approximately 10 minutes before the scheduled start time. The conference call will be recorded and a replay of the call will be available via webcast shortly after the call concludes.

The conference call will also be webcast live at www.amreit.com and can be accessed under the Investors tab of the Company’s website. A telephonic replay of the conference call will be available for 14 days following the conference call. To access the telephonic replay of the conference call, dial 1-877-344-7529 and enter passcode 10043694.

Supplemental Financial Information

Further details regarding AmREIT’s results of operations, properties, and tenants are attached to this press release and can be accessed at the Company’s website at www.amreit.com.

Non-GAAP Financial Disclosure

This press release contains certain non-GAAP financial measures that management believes are useful in evaluating an equity REIT’s performance. AmREIT’s definitions and calculations of non-GAAP financial measures may differ from those used by other equity REITs, and therefore may not be comparable. The non-GAAP financial measures should not be considered as an alternative to net income as an indication of our operating results, or to net cash provided by operating activities as a measure of our liquidity.

Funds From Operations (FFO)

AmREIT considers FFO to be an appropriate measure of the operating performance of an equity REIT. The National Association of Real Estate Investment Trusts (“NAREIT”) defines FFO as net income (loss) determined in accordance with GAAP, excluding gains or losses from sales of property and impairment charges on properties held for investment, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. NAREIT recommends that extraordinary items not be considered in arriving at FFO. AmREIT calculates FFO in accordance with this definition.

Most industry analysts and equity REITs, including AmREIT, consider FFO to be an appropriate supplemental non-GAAP financial measure of operating performance because, by excluding gains or losses from sales of property and impairment charges on properties held for investment and by excluding real estate related depreciation and amortization, FFO is a helpful tool that can assist in the comparison of the operating performance of a company’s real estate between periods, or as compared to different companies. Management uses FFO as a supplemental measure to conduct and evaluate our business because there are certain limitations associated with using GAAP net income by itself as the primary measure of our operating performance. Historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, management believes that the presentation of operating results for real estate companies that use historical cost accounting is insufficient by itself.

Additionally, AmREIT considers Core FFO, which adjusts FFO for items that do not reflect ongoing operations, such as acquisition expenses, non-recurring intangible asset write-offs and recoveries, expensed issuance costs and gains on the sale of real estate held for resale, to be a meaningful performance measurement. The computation of FFO in accordance with NAREIT’s definition includes certain items such as acquisition costs, issuance costs, non-recurring asset write-offs and recoveries and gains on sale of real estate held for resale that management believes are not indicative of AmREIT’s ongoing results and therefore affect the comparability of our period-over-period performance with the performances of similar REITs. Accordingly, management believes that it is helpful to investors to adjust FFO for such items. There can be no assurance that FFO or Core FFO presented by AmREIT is comparable to similarly titled measures of other REITs. FFO and Core FFO should not be considered as an alternative to net income or other measurements under GAAP as an indicator of our operating performance or to cash flows from operating, investing or financing activities as a measure of liquidity.

Projected FFO and Core FFO are calculated in a method consistent with historical FFO and Core FFO, and AmREIT considers projected FFO and Core FFO to be an appropriate supplemental measure when compared with projected earnings per share. A reconciliation of the projected FFO and Core FFO to projected earnings per share is provided below:

	Projected 2014 Range
	High	Low

Net income	$0.58	$0.54
Gain on sale – investment	(0.20)	(0.20)
Depreciation and amortization	0.56	0.56
Depreciation and amortization for non-consolidated affiliates	0.08	0.08
FFO available to stockholders	$1.02	$0.98
Acquisition costs	0.04	0.04
Core FFO available to stockholders	$1.06	$1.02

Net Operating Income (NOI)

AmREIT believes that NOI is a useful measure of its operating performance. AmREIT defines NOI as operating revenues (rental income, tenant recovery income, percentage rent, excluding straight-line rental income and amortization of acquired above- and below-market rents) less property operating expenses (real estate tax expense and property operating expense, excluding straight-line rent bad debt expense). Other REITs may use different methodologies for calculating NOI, and accordingly, AmREIT’s NOI may not be comparable to other REITs.

AmREIT believes that reporting NOI provides an operating perspective not immediately apparent from GAAP operating income, GAAP net income, FFO or Core FFO. AmREIT uses NOI to evaluate its performance on a property-by-property basis because NOI allows it to evaluate the impact that factors such as lease structure, lease rates and tenant base, which vary by property, have on its operating results. However, NOI should only be used as a supplemental measure of AmREIT’s financial performance.

About AmREIT

AmREIT believes it has one of the highest quality grocery and drugstore anchored retail portfolios in the REIT sector. AmREIT’s 29 year-old established platform has localized acquisition, operation and redevelopment expertise in the most densely populated and affluent submarkets of five of the top markets in the U.S.: Houston, Dallas, San Antonio, Austin and Atlanta. Texas is one of the best performing economies in the country and 88.9% of AmREIT’s rental income for the quarter ended March 31, 2014, was generated by its properties located in this market. AmREIT’s management team has in-depth knowledge and extensive relationship advantages within its markets. AmREIT’s portfolio was 94.2% occupied as of March 31, 2014, and its top five tenants include Kroger, Landry’s, CVS/Pharmacy, H-E-B and Safeway. AmREIT also has access to an acquisition pipeline through its Advised Funds, which include value add joint ventures with leading institutional investors who partner with the company as local experts. AmREIT’s common stock is traded on the New York Stock Exchange under the symbol “AMRE.” For more information, please visit www.amreit.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, including statements related to full year 2014 Core FFO and FFO financial projections, redevelopment projects and NOI growth. These forward-looking statements are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases, which are predictions of or indicate future events or trends and which do not relate solely to historical matters. While forward-looking statements reflect AmREIT’s good faith beliefs, assumptions and expectations, they are not guarantees of future performance. Furthermore, AmREIT disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could impact AmREIT’s future results, performance or transactions, see the section entitled “Risk Factors” in AmREIT’s Annual Report on Form 10-K for the year ended December 31, 2013, and other risks described in documents subsequently filed by AmREIT from time to time with the Securities and Exchange Commission.

Investor Contact

For more information, call Chad Braun, Chief Operating Officer and Chief Financial Officer of AmREIT, at (713) 850-1400. AmREIT is online at www.amreit.com.

AmREIT, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands except share data)

	March 31, 2014	December 31, 2013
ASSETS
Real estate investments at cost:
Land	$181,749	$181,749
Buildings	224,735	224,472
Tenant improvements	15,538	14,992
	422,022	421,213
Less accumulated depreciation and amortization	(39,147)	(37,356)
	382,875	383,857

Acquired lease intangibles, net	14,697	15,849
Investments in Advised Funds	15,655	15,689
Net real estate investments	413,227	415,395

Cash and cash equivalents	12,484	14,297
Tenant and accounts receivable, net	5,627	6,467
Accounts receivable - related party, net	921	693
Notes receivable, net	367	4,333
Notes receivable - related party, net	966	689
Deferred costs, net	3,153	3,214
Other assets	1,957	1,493
TOTAL ASSETS	$438,702	$446,581

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Notes payable	$199,372	$199,851
Accounts payable and other liabilities	6,939	11,582
Acquired below-market lease intangibles, net	7,576	7,881
TOTAL LIABILITIES	213,887	219,314

Stockholders’ equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, none issued
Common stock, $0.01 par value, 1,000,000,000 shares authorized as of March 31, 2014 and December 31, 2013, 19,674,537 and 19,628,037 shares issued and outstanding as of March 31, 2014 and December 31, 2013.	197	196
Capital in excess of par value	306,733	306,423
Accumulated distributions in excess of earnings	(82,115)	(79,352)
TOTAL STOCKHOLDERS’ EQUITY	224,815	227,267
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$438,702	$446,581

AmREIT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share data)
(unaudited)

	Three months ended March 31,
	2014	2013
Revenues:
Rental income from operating leases	$11,895	$11,036
Advisory services income - related party	746	843
Real estate fee income	100	—
Total revenues	12,741	11,879

Expenses:
General and administrative	2,108	1,961
Property expense	3,729	3,183
Legal and professional	380	248
Real estate commissions	55	52
Depreciation and amortization	3,126	3,293
Total expenses	9,398	8,737

Operating income	3,343	3,142

Other income (expense):
Gain on sale of real estate acquired for investment	—	7,696
Interest and other income	111	113
Interest and other income - related party	10	56
Income (loss) from Advised Funds	187	(148)
State income taxes	(12)	2
Interest expense	(2,467)	(2,493)

Income from continuing operations	1,172	8,368

Income from discontinued operations	—	28

Net income	$1,172	$8,396

Net income per share of common stock - basic and diluted
Income before discontinued operations	$0.06	$0.53
Income from discontinued operations	—	—
Net income	$0.06	$0.53

Weighted average shares of common stock used to compute net income per share, basic and diluted	19,079	15,590

Distributions per share of common stock	$0.20	$0.20

Summary of Operating Results (in thousands except per share data):

	Three months ended March 31,
	2014	2013
Funds from operations (“FFO”)
Net income	$1,172	$8,396
Add:
Depreciation of real estate assets - from operations	3,118	3,280
Depreciation of real estate assets - from discontinued operations	—	6
Depreciation of real estate assets for nonconsolidated affiliates	269	153
Less:

Gain on sale of real estate acquired for investment	—	(7,696)
Total FFO available to stockholders	$4,559	$4,139
Total FFO per share	$0.23	$0.26

Core funds from operations (“Core FFO”)
Total FFO available to stockholders	$4,559	$4,139
Add:
Acquisition costs of nonconsolidated affiliates	—	164
Total Core FFO available to stockholders	$4,559	$4,303
Total Core FFO per share	$0.23	$0.27

Adjusted funds from operations (“AFFO”)
Total Core FFO available to stockholders	$4,559	$4,303
Add:
Depreciation of non-real estate assets	9	13
Amortization of deferred financing costs	103	102
Stock-based compensation	311	267
Bad debt expense related to straight-line rent	6	4
Less:
Straight-line rent and above/below market rent	(301)	(259)
Amortization of above-market debt	(26)	(29)
Maintenance capital expenditures	(41)	—
Straight-line rent and above/below market rent - discontinued operations	—	(4)
Total AFFO available to stockholders	$4,620	$4,397
Total AFFO per share	$0.24	$0.27

Weighted average shares outstanding(1)	19,639	16,132

Dividends
Regular common dividends per share	$0.20	$0.20
Payout ratio - Core FFO	87.0%	74.1%

(1)

Weighted average shares outstanding reflects the weighted average of all shares of common stock outstanding during the period including our non-vested shares. Weighted average shares of common stock outstanding used to compute net income per share under GAAP pursuant to the “two class method” includes only vested shares of common stock. Our reconciliation of weighted average shares used to compute net income per share, basic and diluted, on our consolidated statements of operations to weighted average shares used to compute our FFO per share metrics above is as follows:

	Three months ended March 31,
	2014	2013
Weighted average shares used to compute net income per share, basic and diluted	19,079	15,590
Weighted average shares of restricted common stock outsanding	560	542
Weighted average shares outstanding	19,639	16,132

Same Store Property Analysis (in thousands except for number of properties, percentages and per share data):

	Three months ended March 31,
	2014	2013	Change $	Change %
Same store properties (28 properties)
Rental income (1)	$5,658	$5,552	$106	1.9%
Recovery income (1)	2,058	1,818	240	13.2%
Percentage rent (1)	37	34	3	8.8%
Less:
Property expenses	2,205	2,020	(185)	(9.2)%
Same store NOI, excluding redevelopment properties	5,548	5,384	164	3.0%

Same store occupancy, excluding redevelopment properties, at end of period(2)	97.6%	97.4%	n/a	0.2%
Redevelopment properties (2 properties)
Rental income (1)	1,453	1,466	(13)	(0.9)%
Recovery income (1)	721	708	13	1.8%
Less:
Property expenses	838	830	(8)	(1.0)%
Redevelopment properties NOI	1,336	1,344	(8)	(0.6)%

Redevelopment properties occupancy at end of period(2)	88.2%	91.1%	n/a	(2.9)%

Same Store NOI, including redevelopment properties	6,884	6,728	156	2.3%

Non-same store properties (3 properties)
Rental income (1)	1,065	858	207	24.1%
Recovery income (1)	602	341	261	76.5%
Less:
Property expenses	680	329	(351)	(106.7)%
Non-same store net operating income	987	870	117	13.4%

Total net operating income	7,871	7,598	273	3.6%

Other revenues	1,268	8,967	(7,699)	(85.9)%

Less other expenses	7,967	8,197	230	2.8%

Income (loss) from continuing operations	1,172	8,368	(7,196)	(86.0)%
Income from discontinued operations	-	28	(28)	(100.0)%
Net income	$1,172	$8,396	$(7,224)	(86.0)%

(1)

Rental income from operating leases on the consolidated statements of operations is comprised of rental income, recovery income and percentage rent from same store properties, rental income and recovery income from non-same store properties and amortization of straight-line rents and above/below market rents. For the three months ended March 31, 2014 and 2013, rental income from operating leases was $11,895 and $11,036, respectively.

(2)	Percent occupied is calculated as (i) GLA under commenced leases as of March 31, 2014 or 2013, divided by (ii) total GLA as of such dates, expressed as a percentage.

Summary of Capital Expenditures (in thousands):

	Three months ended March 31,
	2014	2013
Non-maintenance capital expenditures:
Tenant improvements and leasing commissions	$854	$450
Development, redevelopment and expansion	222	26
Total non-maintenance capital expenditures	1,076	476
Maintenance capital expenditures	41	-
Total capital expenditures	$1,117	$476

Rental Income from Operating Leases (in thousands):

	Three months ended March 31,
	2014	2013
Base minimum rent	$8,176	$7,876
Straight-line rent adjustments	89	151
Amortization of above/below market rent	212	108
Percentage rent	37	34
Recovery income	3,381	2,867
Rental income from operating leases	$11,895	$11,036

Advisory Services Income – Related Party (in thousands):

	Three months ended March 31,
	2014	2013
Leasing commission income	$106	$142
Property management fee income	413	365
Development fee income	6	121
Asset management fee income	192	155
Construction management fee income	29	60
Advisory services income - related party	$746	$843
Interest and other income - related party	$10	$56
Reimbursements of administrative costs	$222	$192

Capitalization Data (in thousands, except per share and percent data):

	March 31, 2014	December 31, 2013
Equity capitalization -
Common shares outstanding	19,675	19,628
NYSE closing price(1)	$16.57	$16.80
Total equity capitalization	$326,015	$329,750

Debt capitalization -
Variable rate line of credit	$-	$-
Fixed rate mortgage loans	199,372	199,851
Total debt capitalization	$199,372	$199,851

Total capitalization	$525,387	$529,601

Debt statistics -
Total debt to total capitalization	37.9%	37.7%
Ratio of EBITDA to combined fixed charges(2)	2.56	3.60	(3)

(1)	Represents the last reported price per share of our common stock on the New York Stock Exchange on the applicable date.
(2)

Fixed charges consist of interest expense and scheduled principal payments on borrowed funds (including capitalized interest, but excluding amortization of debt premium). Both EBITDA and fixed charges are calculated for the three months ended March 31, 2014 and December 31, 2013.

(3)	EBITDA includes gains of $2.3 million on the sale of real estate. Excluding these gains, the ratio of EBITDA to combined fixed charges is 2.78.

Outstanding Debt and Terms:

AmREIT Debt Information
(in thousands)

Description	Amount Outstanding 3/31/14		Interest Rate	Annual Debt Service	Maturity Date	% of total		Weighted average rate maturing
Property Mortgages:

500 Lamar	$1,512		6.00%	$91	2/1/2015
Uptown Park	49,000		5.37%	2,631	6/1/2015
2015 Maturities	50,512					25.36%		5.39%

Plaza in the Park	23,213		3.45%	801	1/1/2016
Market at Lake Houston	15,675		5.75%	901	1/1/2016
Cinco Ranch	9,735		3.45%	336	1/1/2016
Southbank - Riverwalk	20,000		5.91%	1,182	6/1/2016
2016 Maturities	68,623					34.45%		4.69%

Bakery Square	1,481		8.00%	118	2/10/2017
2017 Maturities	1,481					0.74%		8.00%

Alpharetta Commons	11,964		4.54%	543	8/1/2018
2018 Maturities	11,964					6.01%		4.54%

Preston Royal Northwest	22,848		3.21%	733	1/1/2020
2020 Maturities	22,848					11.47%		3.21%

Brookwood Village	7,144		5.40%	386	2/10/2022
Uptown Plaza - Dallas	13,622		4.25%	579	8/10/2022
2022 Maturities	20,766					10.43%		4.65%

Woodlake Square	23,000		4.30%	989	10/1/2023
2023 Maturities	23,000					11.55%		4.30%

Corporate debt:

$75.0 million Facility	-	(1)		$263	8/1/2015	0.00	%(1)
Total Maturities	$199,194	(2)

Fixed-rate debt:
Weighted average fixed rate			4.66%
Weighted average years to maturity			4.1

(1)

The $75.0 million Facility bears interest at LIBOR plus a margin of 205 basis points to 275 basis points, depending on our leverage, and carries a fee equal to 0.35% of the unused portion of the total amount available under the facility. Annual debt service assumes the amount outstanding and interest rates as of March 31, 2014, remain constant.

(2)

Total maturities above are $178 less than total debt as reported in our consolidated balance sheets as of March 31, 2014, due to the premium recorded on above-market debt assumed in conjunction with certain of our property acquisitions.

Interest Expense Detail (in thousands):

	Three months ended March 31,
	2014	2013
Fixed-rate debt interest expense	$2,324	$2,169
Variable-rate debt interest expense	-	214
$75 million Facility unused fee	66	37
Amortization of deferred loan costs	103	102
Amortization of above market debt	(26)	(29)
Total interest expense	$2,467	$2,493

Wholly-Owned Property and Tenant Information as of March 31, 2014:

Property	Year Built / Renovated	GLA	Percent Occupied(1)	Percent Leased(2)	ABR(3)	ABR per Leased Square Foot(4)	Average Net Effective ABR per Leased Square Foot(5)	Key Tenants
Houston, TX
Uptown Park	1999/2005	169,112	92.9%	92.9%	$5,629,082	$35.82	$36.04	The Tasting Room, McCormick & Schmicks (owned by Landry’s)
Plaza in the Park	1999/2009	144,054	100.0%	100.0%	2,888,289	20.05	20.27	Kroger
Woodlake Square	1970/2011	156,888	94.2%	98.7%	2,532,909	17.14	19.05	Randalls, Walgreens, Jos. A. Bank, Five Guys
The Market at Lake Houston	2000	101,799	100.0%	100.0%	1,625,451	15.97	16.00	H-E-B, Five Guys
Cinco Ranch	2001	97,297	100.0%	100.0%	1,341,273	13.79	13.78	Kroger
Uptown Plaza - Houston	2002	28,000	100.0%	100.0%	1,315,746	46.99	46.17	CVS/pharmacy, The Grotto (owned by Landry’s)
Bakery Square	1996	34,614	97.0%	97.0%	952,886	28.39	28.50	Walgreens, Boston Market
Woodlands Plaza	1997/2003	19,517	100.0%	100.0%	553,971	28.38	28.32	FedEx Office, Freebirds World Burrito
Terrace Shops	2000	16,395	100.0%	100.0%	487,838	29.76	29.18	Starbucks
The Container Store(6)	2011	25,083	100.0%	100.0%	425,323	16.96	17.86	The Container Store
Sugarland Plaza	1998/2001	16,750	100.0%	100.0%	408,188	24.37	23.45	Memorial Hermann
CVS/Pharmacy(7)	2003	13,824	100.0%	100.0%	327,167	23.67	23.67	CVS/pharmacy
The Courtyard on Post Oak	1994	13,597	29.4%	29.4%	260,845	65.26	61.66	Verizon
T.G.I. Friday’s(6)	1982	8,500	100.0%	100.0%	215,000	25.29	25.90	T.G.I. Friday’s
Golden Corral(6)(8)	1992	12,000	100.0%	100.0%	210,450	17.54	17.54	Golden Corral
Golden Corral(6)(8)	1993	12,000	100.0%	100.0%	208,941	17.41	17.41	Golden Corral

Jared The Galleria of Jewelery(7)	2012	6,057	100.0%	100.0%	180,000	29.72	34.48	Jared The Galleria of Jewelery

Landry’s Seafood(7)	1995	13,497	100.0%	100.0%	155,677	11.53	12.18	Landry’s Seafood

Bank of America(7)	1994	4,251	100.0%	100.0%	129,275	30.41	28.78	Bank of America

Macaroni Grill(6)	1994	7,825	100.0%	100.0%	96,000	12.27	12.05	Macaroni Grill

T.G.I. Friday’s(7)	1994	6,543	100.0%	100.0%	96,000	14.67	14.41	T.G.I. Friday’s
Houston Subtotal/Weighted Average		907,603	96.5%	97.3%	$20,040,310	$22.88	$23.28

Dallas, TX
Preston Royal East	1956	107,914	87.2%	88.6%	$2,473,960	$26.29	$27.81	Bank of America, Starbucks, FedEx Office
Preston Royal West	1959	122,564	98.4%	98.4%	2,536,811	21.03	22.69	Tom Thumb, Barnes & Noble, Spec’s
Uptown Plaza - Dallas	2006	33,840	93.4%	93.4%	1,329,211	42.05	42.25	Morton’s (owned by Landry’s), Wells Fargo
Dallas Subtotal/Weighted Average		264,318	93.2%	93.8%	$6,339,981	$25.74	$27.16

Atlanta, GA
Fountain Oaks	1988	160,598	79.3%	79.3%	$1,718,912	$13.50	$13.64	Kroger

Alpharetta Commons	1997	94,544	98.7%	98.7%	1,344,347	14.40	14.49	Publix

Brookwood Village	1941/2000	28,774	90.0%	90.0%	701,473	27.07	26.29	CVS/pharmacy, Subway
Smokey Bones(7)	1998	6,867	100.0%	100.0%	106,787	15.55	13.82	Smokey Bones
Atlanta Subtotal/Weighted Average		290,783	87.2%	87.2%	$3,871,519	$15.28	$15.25

Other
Southbank	1995	46,673	100.0%	100.0%	$1,787,848	$38.31	$38.35	Hard Rock Café

500 Lamar	1998	12,795	87.0%	100.0%	363,033	32.61	47.33	Title Nine Sports

T.G.I. Friday’s(7)(8)	2003	6,802	100.0%	100.0%	163,304	24.01	23.44	T.G.I. Friday’s
Citibank(7)	2005	4,439	100.0%	100.0%	160,000	36.04	36.04	Citibank
Other Subtotal/Weighted Average		70,709	97.6%	100.0%	$2,474,185	$35.83	$38.18

Portfolio Total/Weighted Average(9)		1,533,413	94.2%	94.9%	$32,725,994	$22.65	$23.24

(1)	Percent occupied is calculated as (i) GLA under commenced leases as of March 31, 2014, divided by (ii) total GLA, expressed as a percentage.
(2)	Percent leased is calculated as (i) GLA under signed leases as of March 31, 2014, divided by (ii) total GLA, expressed as a percentage.

(3)	ABR is calculated by multiplying (i) monthly base rent as of March 31, 2014, for leases that had commenced as of such date, by (ii) 12.
(4)	ABR per leased square foot is calculated by dividing (i) ABR, by (ii) GLA under commenced leases as of March 31, 2014.
(5)

Average net effective ABR per leased square foot represents (i) the contractual base rent for commenced leases as of March 31, 2014, calculated on a straight line basis to amortize free rent periods, abatements and contractual rent increases, but without subtracting tenant improvement allowances and leasing commissions, divided by (ii) GLA under commenced leases as of March 31, 2014.

(6)

These leases represent single-tenant fee simple properties in which we own the land and the building, and the tenant is responsible for all expenses relating to the property. The weighted average remaining term of our fee simple leases is 5.7 years.

(7)

These leases represent single-tenant ground leases in which we own and lease the land to the tenant. The tenant owns the building during the term of the lease and is responsible for all expenses relating to the property. Upon expiration or termination of the lease, ownership of the building will revert to us as owner of the land. The weighted average remaining term of our ground leases is 7.8 years.

(8)	The tenants at these properties have rights of first refusal to purchase the property.
(9)	Percent occupied, excluding our redevelopment properties of Uptown Park and The Courtyard on Post Oak, was 95.0% as of March 31, 2014.

Redevelopment Table:

There is no guaranty that we will ultimately complete any or all of these opportunities, that the expected return on investment or projected costs will be the amounts shown or that stabilization will occur as anticipated. Such amounts and dates represent management’s best estimate, which is based on current information and may change over time.

			Revised
Property	Location	Current GLA	Owned GLA	Non-Owned GLA	Opportunity	Redevelopment / Development [1]	Expected ROI [2]	AmREIT Projected Costs [3]		Costs to Date	Anticipated Construction Completion	Anticipated Stabilization Date [4]
Uptown Park - Baker Site	Houston, TX	12,200	20,000	360,000	We anticipate a ground lease on approximately 50,000 square feet, the ownership of 20,000 square feet of retail improvements, and a venture with Crimson Real Estate Advisors, LP for a 252-unit luxury multi-family project.	R	8 - 12%		$10-15 million	$0.5 million	2016	2017

The Courtyard	Houston, TX	13,597	15,000	480,000	Similar to the Uptown Park opportunity, we anticipate executing a ground lease with a co-developer who will own the improvements above our retail which we would own in a condominium interest.	R	8 - 12%		$5-10 million	$0.1 million	2017	2018

Fountain Oaks - Kroger Box	Atlanta, GA	160,598	190,598	N/A	Kroger lease option allows expansion of space from 58,000 square feet of GLA to 88,000 square feet of GLA along with a fresh 20-year term.	R	8.25%		$7.5 million	$–	2015	2015

Woodlake Square Pad Sites	Houston, TX	7,000	11,500	N/A	Development of a retail pad and redevelopment of an existing outparcel building	D/R	6 - 10%		$1-1.5 million	$–	2014	2014

	Total	193,395	237,098	840,000			10%	[5]	$23.5-34.0 million	$0.6 million

[1]	Redevelopment represents significant construction and refurbishment at operating properties. Development represents initial construction, primarily from unimproved land.
[2]

Expected ROI (return on investment) for redevelopment projects generally reflects only the deal specific cash, unleveraged incremental property net operating income (NOI) generated by the redevelopment and is calculated as incremental NOI divided by incremental cost. Incremental property NOI is the NOI generated by the redevelopment after deducting rent being paid or management’s estimate of rent to be paid for the redevelopment space and any other space taken out of service to accommodate the redevelopment.
For development projects, expected return on investment reflects the deal specific cash, unleveraged property NOI generated by the development and is calculated as NOI divided by cost.
Expected return on investment for development and redevelopment projects does not include peripheral impacts, such as the impact on future lease rollovers at the property or the impact on the long-term value of the property.

[3]	Amounts include construction costs, anticipated tenant improvements and lease-up costs, including anticipated commissions that will be borne by the Company.
[4]	Stabilization is reached when the property achieves targeted occupancy, typically 95%.
[5]	Represents the weighted average expected return on investment for all properties.

Summary of Top 25 Tenants:

Rank	Tenant Name	Year to Date Base Rent	Year to Date Base Rent as a Percentage of Portfolio Base Rent	Tenant GLA	Percentage of Total GLA
1	Kroger	$530,959	6.42%	203,724	13.29%
2	Landry’s	312,947	3.78%	38,819	2.53%
3	CVS/pharmacy	305,560	3.69%	37,485	2.44%
4	H-E-B	277,434	3.35%	80,641	5.26%
5	Safeway	229,148	2.77%	89,809	5.86%
6	Publix	195,234	2.36%	65,146	4.25%
7	Walgreens	157,655	1.91%	30,240	1.97%
8	Bank of America	128,280	1.55%	8,129	0.53%
9	Hard Rock Cafe	124,206	1.50%	15,752	1.03%
10	Barnes & Noble	121,875	1.47%	26,147	1.71%
11	TGI Fridays	118,470	1.43%	6,802	0.44%
12	The Container Store	111,997	1.35%	25,019	1.63%
13	Champps Americana	106,225	1.28%	11,384	0.74%
14	Golden Corral	104,848	1.27%	24,000	1.57%
15	Paesanos	101,646	1.23%	8,017	0.52%
16	Tasting Room	97,266	1.18%	8,966	0.58%
17	The County Line	92,937	1.12%	10,614	0.69%
18	Dougherty’s Pharmacy	83,772	1.01%	12,093	0.79%
19	Spec’s Family Partners, Ltd.	72,142	0.87%	9,918	0.65%
20	Verizon Wireless	71,112	0.86%	5,513	0.36%
21	River Oaks Imaging & Diagnostic, L.P.	67,125	0.81%	10,750	0.70%
22	Howl At The Moon Saloon	64,377	0.78%	7,055	0.46%
23	Potbelly	62,830	0.76%	5,458	0.36%
24	Buca Di Beppo	62,448	0.76%	7,573	0.49%
25	M. Penner	58,700	0.71%	6,500	0.42%

Retail Leasing Summary for Comparable Leases(1):

	For the three months ended March 31,		For the year ended December 31,
Expirations	2014	2013	2013	2012	2011
Number of leases	21	13	50	44	53
GLA	56,044	25,331	133,796	180,245	187,605
New Leases(1)
Number of leases	4	4	10	5	7
GLA	7,390	8,467	19,419	12,997	14,231
Expiring ABR per square foot	$33.16	$23.64	$25.67	$27.22	$28.36
Weighted average annual TIs per square foot - expiring	$1.11	$0.76	$1.35	$—	$0.68
New ABR per square foot	$40.53	$33.41	$31.65	$34.84	$30.85
Weighted average annual TIs per square foot - new	$2.93	$2.15	$1.88	$3.09	$1.60
% Change (Cash)	22.2%	41.4%	23.3%	28.0%	8.8%
Renewals(2)
Number of leases	14	9	36	30	38
GLA	42,039	19,007	94,572	115,501	143,324
Expiring ABR per square foot	$23.33	$27.46	$26.27	$23.91	$24.92
New ABR per square foot	$25.37	$29.31	$28.40	$25.27	$25.74
% Change (Cash)	8.7%	6.7%	8.1%	5.7%	3.3%
Combined
Number of leases	18	13	46	35	45
GLA	49,429	27,474	113,991	128,498	157,555
Expiring ABR per square foot	$24.80	$26.28	$26.17	$24.24	$25.23
New ABR per square foot	$27.64	$30.58	$28.94	$26.24	$26.20
% Change (Cash)	11.4%	16.3%	10.6%	8.2%	3.8%

(1)	Comparable leases are defined as renewals or new leases for a space that was not vacant for more than 12 consecutive months prior to lease signing.
(2)	Represents existing tenants that, upon expiration of their leases, enter into new leases for the same space.

Lease Expiration Table:

	Anchor Tenants (>20,000 square feet)				Shop Space Tenants ( 20,000 square feet)			Total
Year	Expiring GLA	Tenant	% of GLA Expiring	ABR Per Square Foot(1)	Expiring GLA	% of GLA Expiring	ABR Per Square Foot(1)	Expiring GLA	% of GLA Expiring	ABR Per Square Foot(1)
Vacant	-		-	$-	88,680	8.5%	$-	88,680	5.8%	$-
2014	-		-	-	96,590	9.3%	26.97	96,590	6.3%	26.97
2015	26,147	Barnes & Noble	5.3%	18.64	153,905	14.7%	29.94	180,052	11.7%	28.30
2016	-		-	-	157,282	15.1%	28.37	157,282	10.3%	28.37
2017	145,787	H-E-B, Publix	29.8%	12.97	90,941	8.7%	28.18	236,728	15.4%	18.81
2018	-		-	-	128,002	12.3%	26.66	128,002	8.3%	26.66
2019	-		-	-	77,600	7.4%	25.65	77,600	5.1%	25.65
2020	-		-	-	39,851	3.8%	28.94	39,851	2.6%	28.94
2021	81,217	Kroger	16.6%	12.83	28,945	2.8%	28.63	110,162	7.2%	16.98
2022	25,083	The Container Store	5.1%	16.96	49,065	4.7%	30.31	74,148	4.8%	25.79
2023	122,507	Kroger	25.0%	8.83	31,527	3.0%	35.88	154,034	10.0%	14.37
2024 +	89,009	Cerberus	18.2%	7.95	101,275	9.7%	28.16	190,284	12.4%	18.70
Total / Weighted Avg	489,750			11.50	1,043,663		28.37	1,533,413		22.65

(1)

ABR per square foot is calculated by multiplying (i) the monthly base rent as of March 31, 2014, for leases expiring during the applicable period by (ii) 12 and then dividing the result by GLA for such leases.

Lease Distribution Table:

GLA Range	Number of Expiring Leases	Percentage of Leases	Total GLA	Total Occupied GLA	Percent Occupied	Percentage of Occupied GLA	ABR(1)	Percentage of ABR	ABR Per Occupied Square Foot(2)

2,500 or less	200	60.8%	321,744	290,817	90.4%	20.1%	$8,439,937	25.8%	29.02
2,501 - 5,000	71	21.6%	267,116	248,294	93.0%	17.2%	7,423,197	22.7%	29.90
5,001 - 10,000	36	10.9%	273,270	250,650	91.7%	17.3%	7,100,056	21.7%	28.33
10,000 - 20,000	13	4.0%	181,533	165,222	91.0%	11.4%	4,128,267	12.6%	24.99
greater than 20,000	9	2.7%	489,750	489,750	100.0%	33.9%	5,634,537	17.2%	11.50
Total portfolio	329	100.0%	1,533,413	1,444,733	94.2%	100.0%	$32,725,994	100.0%	22.65

(1)	ABR is calculated by multiplying (i) the monthly base rent as of March 31, 2014, for leases in the applicable GLA range that had commenced as of such date by (ii) 12.
(2)	ABR per leased square foot is calculated by dividing (i) ABR for leases in the applicable GLA range by (ii) total leased GLA for leases in the applicable GLA range.

Significant Investments Table (in thousands, except percent and GLA data):

          Of our Investments in Advised Funds, only our investments in MacArthur Park and Shadow Creek Ranch (which represent 55.4% and 34.9%, respectively of our Investments in Advised Funds balance as of March 31, 2014, comprise greater than 10% of the balance. The table below presents the NOI, debt and property data for these two investments.

	MacArthur Park	Shadow Creek Ranch
Year acquired	2013	2009
Percent owned	30.0%	10.0%

For the three months ended March 31, 2014:

Revenues	$1,911	$2,561
Expenses	617	751
NOI	$1,294	$1,810

As of March 31, 2014:

Real estate at cost	$82,386	$113,253
Mortgage obligation	$43,900	$62,213
Debt maturity	04/01/2023	03/01/2015

GLA	406,102	613,109
Percent occupied	86.3%	97.1%
Grocery anchor	Kroger	H.E.B.
Other principal tenants	Michael’s	Academy
	TJ Maxx	Burlington Coat Factory
	Ulta	Hobby Lobby
	Office Depot	Ashley Furniture

Reconciliation of income from Advised Funds to NOI from Advised Funds (in thousands):

Three months ended March 31, 2014
Income from Advised Funds	$187
Depreciation of real estate assets	269
FFO from Advised Funds	456
Acquisition costs	-
Core FFO from Advised Funds	456
Interest expense	237
Other GAAP and non-recurring adjustments	(60)
NOI from Advised Funds	$633

Definitions

ABR	Annualized base rent.

Adjusted FFO

Core FFO (as defined below) adjusted to exclude non-cash income and expenses that are included in the NAREIT definition of FFO (defined below). There can be no assurance that AFFO presented by AmREIT is comparable to similarly titled measures of other REITs. AFFO should not be considered as an alternative to net income or other measurements under GAAP as an indicator of our operating performance or to cash flows from operating, investing or financing activities as a measure of liquidity.

Advised Funds

Collectively, our varying minority ownership interests in four high net worth investment funds, one institutional joint venture with Goldman Sachs, one institutional joint venture with J.P. Morgan Investment Management and one joint venture with two of our high net worth investment funds, MIG III and MIG IV.

Core FFO

FFO in accordance with NAREIT’s definition, adjusted to exclude items that management believes do not reflect our ongoing operations, such as acquisition expenses, non-recurring asset write-offs and recoveries, expensed issuance costs and gains on the sale of real estate held for resale. Management believes that such items therefore affect the comparability of our period-over-period performance with similar REITs.

EBITDA

Earnings before interest, income taxes, depreciation and amortization. Management believes that EBITDA is an appropriate supplemental measure of operating performance to net income. We define EBITDA as GAAP net income, plus interest expense, state or federal income taxes and depreciation and amortization. Management believes that EBITDA provides useful information to the investment community about our operating performance when compared to other REITs since EBITDA is generally recognized as a standard measure. However, EBITDA should not be viewed as a measure of our overall financial performance since it does not reflect depreciation and amortization, interest expense, provision for income taxes, and the level of capital expenditures and leasing costs necessary to maintain the operating performance of our properties. Other REITs may use different methodologies for calculating EBITDA and, accordingly, our EBITDA may not be comparable to other REITs. Below is a reconciliation of net income to EBITDA:

	Three months ended
	March 31, 2014	December 31, 2013
Net income	$1,172	$4,177
Interest expense	2,467	2,508
State income taxes	12	1
Depreciation and amortization	3,126	3,023
Adjustments for Advised Funds	506	447
EBITDA	$7,283	$10,156

FFO

Funds from operations, as defined by NAREIT, which includes net income (loss) computed in accordance with GAAP, excluding gains, losses or impairments on properties held for investment, plus real estate related depreciation and amortization, and after adjustments for similar items recorded by our Advised Funds.

GLA	Gross leasable area.

NAREIT	National Association of Real Estate Investment Trusts.

NOI

Net operating income, defined as operating revenues (rental income, tenant recovery income, percentage rent, excluding straight-line rental income and amortization of acquired above- and below-market rents) less property operating expenses (real estate tax expense and property operating expense, excluding straight-line rent bad debt expense). Below for a reconciliation of net income to NOI:

	Three months ended March 31,
	2014	2013

Net income	$1,172	$8,396
Adjustments to add/(deduct):
Amortization of straight-line rents and above/below-market rents(1)	(301)	(259)
Advisory services income - related party	(746)	(843)
Real estate fee income	(100)
Gain on sale of real estate acquired for investment	-	(7,696)
Interest and other income	(111)	(113)
Interest and other income - related party	(10)	(56)
Straight-line rent bad debt recoveries(2)	6	4
General and administrative	2,108	1,951
Legal and professional	380	252
Real estate commissions	55	52
Depreciation and amortization	3,126	3,299
Loss (income) from Advised Funds	(187)	148
State income tax expense (benefit)	12	(2)
Interest expense	2,467	2,493
Income from discontinued operations	-	(28)
Net operating income	$7,871	$7,598

(1)	Included in rental income from operating leases as presented on our consolidated statements of operations.
(2)	Included in property expense on our consolidated statements of operations.